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                              RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (hereinafter referred to as the "Retirement Agreement"), made as of the 17th day of June, 1994 (hereinafter referred to as the "Effective Date"), by and between Delmont A. Davis (hereinafter referred to as "Executive") and Ball Corporation (hereinafter referred to as the "Company").

                              W I T N E S S E T H :

     WHEREAS, Executive has been employed by the Company as the President and Chief Executive Officer of the Company;

     WHEREAS, Executive and the Company have agreed that Executive's employment with the Company shall terminate on June 17, 1994 (hereinafter referred to as the "Retirement Date"); and

     WHEREAS, Executive and the Company have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to Executive's employment with the Company and the conclusion of that employment.

     NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

     FIRST: Executive hereby resigns as a director of the Company and from all offices, titles and positions that he has been appointed or elected to and now occupies with the Company and any of its affiliates and shall submit a letter of resignation in the form attached hereto as Exhibit A upon the signing of this Retirement Agreement. Upon the Company's request, Executive shall execute any additional documents necessary to effect such resignations. Executive shall remain an employee of the Company until the Retirement Date. Executive understands and agrees that his employment with the Company and its affiliates shall conclude as of the Retirement Date, and as of the Retirement Date he shall no longer be authorized to incur any expenses, obligations or liabilities on behalf of the Company, unless specifically authorized herein or directed by an executive officer of the Company. Unless otherwise specified, as used in this Retirement Agreement, the term "affiliates" shall include any subsidiary, joint venture, division or organization of the Company.

     SECOND: The Company hereby agrees to pay Executive a lump sum payment in the amount of $580,000, less all applicable withholding taxes, within seven working days of the Retirement Date; and from the Retirement Date until the third anniversary thereof (the "Salary Continuation Period"), the amount of $600,000 annually in equal bi-weekly installments in accordance with the Company's normal payroll practices (collectively, the "Salary Continuation Payments"), less all applicable withholding taxes. The Salary Continuation Payments shall commence on the first payroll date following the Retirement Date. In the event of Executive's death prior to the expiration of the Salary Continuation Period, the Salary Continuation Payments and all other payments

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provided hereunder shall be payable to Executive's designated beneficiary, or if none, to his estate in a single discounted (at an interest rate equal to the prime rate promulgated by the First National Bank of Chicago and in effect as of the date of payment, plus one percent (the "Interest Rate")) lump sum payment and, except to the extent benefits contemplated herein are provided by their terms to heirs and beneficiaries, the Company shall have no further obligations to Executive's beneficiaries under this Retirement Agreement.

     THIRD: Executive acknowledges and agrees that other than as specifically set forth in this Retirement Agreement, he is not due any compensation, including compensation for unpaid salary, unpaid bonus, or accrued or unused vacation time or vacation pay from the Company or any of its affiliates (except for amounts, if any, unpaid and owing for Executive's employment with the Company and its affiliates prior to the Retirement Date), and as of the Retirement Date, except as provided herein, he shall not be eligible to participate in any of the benefit plans of the Company or any of its affiliates, except that, effective as of the Retirement Date, Executive shall be entitled to receive benefits pursuant to plans of the Company not otherwise addressed herein to the extent retirees of the Company are entitled to such benefits in the ordinary course. In addition, Executive shall be entitled to receive benefits that are vested and accrued prior to the Retirement Date pursuant to plans of the Company or its affiliates.

     FOURTH: The Company agrees to pay Executive incentive compensation for the Company's 1994 fiscal year in an amount equal to the 1994 incentive compensation amount that would otherwise be payable to him under the terms of the Company's Economic Value Added Incentive Compensation Plan (the "Incentive Compensation Plan"), multiplied by a fraction the numerator of which is the number of calendar days from January 1, 1994 until the Retirement Date, and the denominator of which is 365, less all applicable withholding taxes. This amount shall be in lieu of, not in addition to, any other incentive compensation for the 1994 fiscal year previously contemplated by Executive and shall be paid to Executive upon the date, or as soon as practicable thereafter, that incentive compensation is paid generally to participants in the Incentive Compensation Plan. Such incentive compensation earned by Executive, up to the amount specified by Executive on his Deferral and Election Form for 1994 Incentive Compensation dated December 10, 1993, shall be deferred into the Company's 1988 Deferred Compensation Plan. Any remaining balance after such deferral and applicable withholding taxes shall be paid to Executive in cash.

     FIFTH: Executive shall continue to accrue credited service and benefits through the Salary Continuation Period under the Company's Pension Plan for Salaried Employees (the "Pension Plan"), as in effect as of the Retirement Date, regardless of whether Salary Continuation Payments are received by Executive as provided in Paragraph Sixteenth hereof. Effective as of the expiration of the Salary Continuation Period, Executive shall be eligible to receive benefits under the Pension Plan as if he had retired from the Company as of such date; provided, however, that to the extent payment of such benefits from the Pension Plan would violate any provision of applicable law, such benefits shall be paid instead by the Company. In addition, Executive shall participate in the Company's Supplemental Executive Retirement Plan (the "SERP") approved by the Board of Directors on April 26, 1994, commencing with the effective date of the SERP and shall continue to accrue credited service and benefits through the Salary Continuation Period under the SERP, and thereafter shall be entitled to retirement and death benefits calculated thereunder; provided, however, that the Company shall not amend the SERP to
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retroactively reduce Executive's benefits thereunder.  Final average monthly salary as used in such calculations shall include assumed annual salary increases of 5% as of January 1, 1995, 1996 and 1997. Executive's current group term life insurance shall remain in effect until superseded by the SERP death benefit, at no cost to Executive. Such SERP death benefit shall be no less than two times Executive's annual total compensation at target incentive in effect at the Retirement Date.

     SIXTH: Effective as of the Retirement Date, Executive's existing stock options that are exercisable as of the Retirement Date shall remain exercisable until their expiration pursuant to the terms of the respective stock option plans and agreements under which they were awarded.

     SEVENTH: The Company agrees to pay Executive's premiums under the Company's retiree medical program from the Retirement Date until the expiration of the Salary Continuation Period.

     EIGHTH: Executive shall be entitled to keep possession of the following property currently in his office or otherwise in his possession: a Compaq computer, with accessories and software; a Wizard electronic organizer; a Motorola mobile telephone; two Panasonic facsimile machines; and three Hewlett Packard calculators.

     NINTH: The Company agrees to purchase Executive's residence, excluding personal property and window and door coverings, but including all other improvements, fixtures, appliances and customized decorating related to such residence, located at 514 S. Elliott Acres Drive, Muncie, Indiana 47302-9291 (the "Muncie Residence") for a purchase price of $420,000, payable within thirty (30) days from the Retirement Date. Executive shall have a reasonable amount of time to vacate the premises; provided, however, that once the Company has purchased the Muncie Residence, the Company shall have the right to show it to prospective purchasers at such times as the parties shall mutually agree. The Company shall relocate Executive in accordance with Company Policy No. A-02105.0-02, dated March 15, 1993, to the extent that the terms of the policy are not inconsistent with the terms of this Retirement Agreement, but the allowable relocation expense to be paid by the Company shall not exceed $30,000.

     TENTH: For a period of one year commencing on the Retirement Date, the Company agrees to continue to provide Executive with financial counseling and tax preparation services.

     ELEVENTH: Commencing as of the Retirement Date until the expiration of the Salary Continuation Period, Executive shall provide consulting services to the Company pursuant to such terms and conditions as are mutually agreed upon by the parties.

     TWELFTH: Upon the occurrence of a "Change in Control," as defined below, the Company shall use its best reasonable efforts to ensure that the successor thereto assumes and agrees to perform the terms of this Retirement Agreement. Further, upon the occurrence of a Change in Control, in lieu of the payments and benefits provided under this Retirement Agreement, Executive may elect to receive the present value of all such payments and benefits in the form of a lump sum payment (discounted at the Interest Rate) payable as soon as practicable following such election; provided, however, that in the case of the SERP, Executive may elect to receive either cash sufficient to purchase an
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annuity or an annuity providing the benefits due to him under the SERP.  For purposes of this Agreement, "Change in Control" shall be deemed to have occurred when any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1994, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35 percent or more of the combined voting power of the Company's then outstanding securities.

     THIRTEENTH: At all times hereafter, Executive shall maintain the confidentiality of all information in whatever form concerning the Company or any of its affiliates relating to its or their businesses, customers, finances, strategic or other plans, marketing, employees, trade practices, trade secrets, know-how or other matters that are not publicly known outside the Company, and Executive shall not, directly or indirectly, make any disclosure thereof to anyone, or make any use thereof, on his own behalf or on behalf of any third party, unless specifically requested by or agreed to in writing by an executive officer of the Company; provided, however, that Executive may disclose, discuss or provide the information described above to the extent Executive is compelled by law to do so and, in such event, Executive shall notify the Company immediately upon any request or demand for information so that the Company may seek a protective order or other appropriate remedy.

     Except as otherwise provided in Paragraph Eighth hereof, Executive has returned or shall immediately return to the Company all reports, files, memoranda, records and software, credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property that he received or prepared or helped prepare in connection with his employment with the Company, and its affiliates, and Executive has not retained and shall not retain any copies, duplicates, reproductions or excerpts thereof.

     FOURTEENTH: Executive acknowledges that (i) the business in which the Company is engaged is intensely competitive, that the Company needs to protect its good will, and that Executive's employment by the Company has required Executive to have access to and knowledge of highly confidential information of the Company including, but not limited to, certain of the Company's confidential business plans, trade secrets, customer lists, strategies and objectives, which are of vital importance to the success of the Company's business; (ii) the direct or indirect disclosure of any such confidential information to existing or potential competitors of the Company could place the Company at a competitive disadvantage and could do material damage, financial and otherwise to the Company's business; and (iii) Executive's services to the Company have been special and unique.

     Therefore, in consideration of the terms and conditions of this Retirement Agreement, including the compensation to be paid hereunder, Executive agrees that during the Salary Continuation Period, Executive shall not participate in the management of (with or without pay), or be employed as an employee of (with or without pay), any competitive business, and for a period of one year from the Retirement Date, Executive shall also not act as a consultant (with or without pay) for any competitive business. For purposes of this Paragraph
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Fourteenth, a "competitive business" shall mean any business operation of any enterprise if such operation or business competes with businesses of the Company involving the production of metal and glass packaging products and providing aerospace and communications products and services to government and commercial customers in any areas of the United States in which the Company or any affiliate is currently engaged in such business. The parties hereto agree that the provisions of this Paragraph Fourteenth shall be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any portion of this Paragraph Fourteenth is adjudicated unenforceable in any jurisdiction, such adjudication shall apply only in the particular jurisdiction in which such adjudication is made.

     FIFTEENTH: During the Salary Continuation Period, Executive shall not, directly or indirectly, solicit, entice, persuade or induce (or authorize or assist in the taking of any such actions by any third party) any employee of the Company or its affiliates with a view to inducing or encouraging such employee to leave the employ of the Company or its affiliates for the purpose of being hired by Executive or any other person.

     SIXTEENTH:
     (a) During the Salary Continuation Period, Executive shall not violate the terms of Paragraphs Thirteenth, Fourteenth or Fifteenth above, or the terms of this Paragraph Sixteenth, by, among other things:

     (i) engaging in the activities prohibited by Paragraphs Thirteenth, Fourteenth and Fifteenth above;
    (ii) disparaging or criticizing, orally or in writing, the performance of the Company, the Board of Directors or any director of the Company or of any specific former or current officer of the Company or any operating company or the Company's management as a group to any person; or
    (iii) initiating or participating in discussions of Company business matters with officers of the Company or its affiliates other than at the request of an officer of the Company;

provided, however, that Executive may divulge, discuss or provide the information described in clauses (i) through (iii) above to the extent Executive is compelled by law to do so and, in such event, Executive shall notify the Company immediately upon any request or demand for information so that the Company may seek a protective order or other appropriate remedy.

     (b) If the Board of Directors of the Company reasonably believes, which belief shall not be arbitrary or capricious, that Executive has violated any of the terms referred to in (a) above, the Company shall have the option of discontinuing Salary Continuation Payments hereunder and shall immediately notify Executive of the Company's complaints setting forth specifically the allegations. Thereafter Executive shall have twenty (20) days within which to respond in writing to the Board. If the parties agree that the violations have been remedied to the degree that the Company or any of its directors, officers or other executives have not suffered competitive disadvantage or other material damage, financial or otherwise, Salary Continuation Payments shall be resumed retroactively. However, if the parties cannot so agree, within fifteen
(15) days of Executive's response, the dispute shall be referred promptly to the American Arbitration Association in accordance with its rules and regulations. The arbitration panel shall determine the seriousness of any alleged breach and render a decision as it deems appropriate, except that the arbitration panel may not reduce or discontinue the payment of vested and accrued retirement payments under the Pension Plan and the SERP; provided, however, that no liability shall be imposed on the Company beyond possible make up of missed Salary Continuation Payments with interest at the Interest Rate.

     (c) During the Salary Continuation Period, neither the Company, nor any directors or officers, shall disparage or criticize, orally or in writing, Executive in a manner likely to harm his reputation; provided, however, that the Company may divulge, discuss or provide the information described above to the extent that the Company is required by law to do so, and, in such event, the Company shall notify Executive immediately upon any request or demand for such information that Executive may seek a protective order or other appropriate remedy.

     SEVENTEENTH:
     (a) Executive, on behalf of himself, his heirs, executors, administrators, and assigns, does hereby knowingly and voluntarily release, acquit and forever discharge the Company and any affiliates, legal representatives, agents, successors and assigns, past, present and future directors, officers, employees, trustees and shareholders (collectively, the "Releasees") from and against any and all charges, complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever (collectively, the "Actions"), known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date hereof, exists, have existed, or may arise from any matter whatsoever occurring, including, but not limited to, any claims arising out of or in any way related to Executive's employment with the Company or its affiliates and the conclusion thereof, which Executive or any of his heirs, executors, administrators and assigns ever had, now has or at any time hereafter may have, own or hold against the Releasees. Without limiting the foregoing, by executing this Retirement Agreement, Executive is waiving all Actions against the Releasees arising under federal, state and local labor and anti-discrimination laws, including without limitation the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act, as amended, and the Indiana Civil Rights Act, as amended, and under any purported common law restrictions; provided, however, that nothing herein shall release any party from any obligation under this Retirement Agreement, or any claim appropriately brought under any applicable worker's compensation act. In addition, (i) Executive does not hereby waive any benefits vested and accrued prior to the Retirement Date under applicable plans of the Company or its affiliates and Executive is not required to sign this Retirement Agreement in order to receive such vested benefits and (ii) Executive does not hereby waive any benefits under any plans of the Company not specifically addressed elsewhere herein under which retirees of the Company are entitled to benefits in the ordinary course pursuant to the terms of such plans. Executive acknowledges that, in exchange for this release, the Company is providing Executive with a total consideration, financial and otherwise, which exceeds what Executive would have received had Executive not given this release.

     (b) Executive agrees that he shall not commence any action or proceeding of any nature whatsoever, and that he shall not seek or be entitled to any award of equitable or monetary relief in any action or proceeding brought on his behalf, that arises out of the matters released by Executive under this

Retirement Agreement.

     EIGHTEENTH: The Company has advised Executive to consult with an attorney of his choosing prior to the signing of this Retirement Agreement and Executive hereby represents to the Company that he has consulted with an attorney prior to the execution of this Retirement Agreement. Executive shall have twenty-one
(21) days to consider this Retirement Agreement and once he has signed this Retirement Agreement, Executive shall have seven (7) additional days from the date of execution to revoke his consent to the waiver of the release set forth
in Paragraph Seventeenth hereof.   Any such revocation shall be made in writing
pursuant to Paragraph Twenty-First hereof. If no such revocation occurs, Executive's waiver of the release set forth in Paragraph Seventeenth hereof, this Retirement Agreement shall become effective seven (7) days from the date of execution by the parties. In the event that Executive revokes his waiver of the release set forth in Paragraph Seventeenth hereof, the Company shall have the right to not pay the Salary Continuation Payments set forth in Paragraph Second and to not pay or provide the other benefits set forth in this Retirement Agreement in which case all provisions of this Retirement Agreement shall immediately become void and of no effect and any benefits previously paid to Executive pursuant to this Retirement Agreement prior to the date of such revocation shall be immediately repaid to the Company. Neither Executive, on the one hand, nor the Company, on the other hand, shall have any obligation toward the other under any other agreement except for this Retirement Agreement.

     NINETEENTH: This Retirement Agreement shall be governed by and construed and enforced under the laws of the State of Indiana, without regard to its conflict of laws rules.

     TWENTIETH: In the event that any one or more of the provisions of this Retirement Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Retirement Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law. Executive acknowledges and agrees that the Company could suffer irreparable injury in the event of a breach or violation of the provisions set forth in Paragraphs Thirteenth, Fourteenth, Fifteenth and Sixteenth herein and Executive agrees that, in the event of an actual or threatened breach or violation of such provisions, the Company may be awarded injunctive relief in a court of appropriate jurisdiction to prohibit or remedy any such violation or breach or threatened violation or breach, without the necessity of posting any bond or security, and such right to injunctive relief may be in addition to any other right or remedy available to the Company.

     TWENTY-FIRST: Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

          To Executive at:
          2178 W. 116th Avenue
          Westminster, CO 80234

          To the Company at:

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          Ball Corporation
          345 South High Street
          Muncie, Indiana  47305-4260
          Attention:  General Counsel

     TWENTY-SECOND: This Retirement Agreement sets forth the entire agreement between the parties hereto and may not be changed without the written consent of the parties. This Retirement Agreement supersedes all prior agreements and understandings concerning the subject matter hereof including, but not limited to, the Severance Agreement between Executive and the Company, dated January 24, 1989. The parties may execute this Retirement Agreement in counterparts.

     TWENTY-THIRD: This Retirement Agreement is intended to be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     IN WITNESS WHEREOF, the parties have executed this Retirement Agreement as of the date first written above.


DELMONT A. DAVIS         BALL CORPORATION
                              By:
- - -------------------------         --------------------------
        Name:


EXHIBIT A

                                Delmont A. Davis
                              2178 W. 116th Avenue
                              Westminster, CO 80234

                                                        June 17, 1994


Mr. Alvin Owsley
Chairman of the Board of Directors
Ball Corporation
345 South High Street
Muncie, Indiana  47305


Dear Alvin,

     I am hereby submitting my resignation, effective with the signing of the Retirement Agreement between myself and Ball Corporation (the "Company"), as a director of the Company and from all offices, titles and positions to which I have been elected or appointed and now occupy at the Company and any of its affiliates, subsidiaries, joint ventures, groups, divisions or organizations.


Sincerely,

/s/Delmont A. Davis
- - -------------------
   Delmont A. Davis